Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

BIOLIFE SOLUTIONS, INC.,
as Buyer

ASTERO BIO CORPORATION,
as the Company

THE STOCKHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

and

TIMOTHY C. BUSH

as the Seller Representative

Dated as of March 13, 2019

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ARTICLE I PURCHASE OF COMPANY STOCK		1

1.1	Purchase of Company Stock	1
1.2	Purchase Price	1
1.3	Payment of Estimated Closing Purchase Price	1
1.4	Estimated Closing Statement	2
1.5	Post-Closing Purchase Price Adjustment	3
1.6	Payment of Product Milestone Payment	4

ARTICLE II EARNOUT		5

2.1	Earnout Payments	5
2.2	Determination of Earnout Payment	6
2.3	Timing and Manner of Payment of Earnout Payments	6
2.4	Future Operations	6
2.5	No Earnout During Breach of Non-Competition Agreement	7
2.6	Effect of Certain Events	7
2.7	No Security	8

ARTICLE III CLOSING		8

3.1	Closing	8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES		8

4.1	Organization and Qualification	8
4.2	Authorization and Binding Effect; Corporate Documentation	9
4.3	Title to the Purchased Shares	9
4.4	Capitalization	9
4.5	Subsidiaries	10
4.6	Non-Contravention	10
4.7	Financial Statements	10
4.8	Absence of Liabilities	10
4.9	Absence of Certain Changes	11
4.10	Title to and Sufficiency of Assets	11
4.11	Personal Property	11
4.12	Real Property	12
4.13	Intellectual Property	12
4.14	Compliance with Laws	13
4.15	Permits	13
4.16	Litigation	14
4.17	Contracts.	14
4.18	Tax Matters	15
4.19	Environmental Matters	16
4.20	Employee Benefit Plans	16
4.21	Employees and Labor Matters	18
4.22	Insurance	19
4.23	Transactions with Related Persons	19
4.24	Bank Accounts	20
4.25	Suppliers and Customers; Products	20

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4.26	No Brokers	21
4.27	No Other Representations	21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		21

5.1	Organization and Qualification	21
5.2	Authorization	21
5.3	Non-Contravention	21
5.4	No Brokers	21
5.5	Litigation	22
5.6	Investment Intent	22
5.7	Adequacy of Funds	22
5.8	No Other Representations and Warranties	22

ARTICLE VI OTHER AGREEMENTS		22

6.1	Access and Information	22
6.2	Conduct of Business	23
6.3	Notification of Certain Matters	26
6.4	Further Assurances	27
6.5	Confidentiality	27
6.6	Publicity	27
6.7	No Trading	28
6.8	Litigation Support	28
6.9	Agreement Regarding Intellectual Property	28
6.10	Release and Covenant Not to Sue	28
6.11	Tax Matters.	29
6.12	Continuing Employees	30
6.13	280G Matters	30
6.14	Waiver of Investor Rights	31

ARTICLE VII CONDITIONS TO CLOSING		31

7.1	Conditions to Each Party’s Obligations	31
7.2	Conditions to Obligations of the Seller Parties	31
7.3	Conditions to Obligations of Buyer	32
7.4	Frustration of Conditions	34

ARTICLE VIII TERMINATION		34

8.1	Termination	34
8.2	Effect of Termination	35
8.3	Fees and Expenses	35

ARTICLE IX INDEMNIFICATION		35

9.1	Survival	35
9.2	Indemnification by Sellers	36
9.3	Indemnification by Buyer	36
9.4	Indemnification Procedures	37
9.5	Limitations on Indemnification	38
9.6	General Indemnification Provisions	39

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9.7	Timing of Payment; Right to Set-Off	39
9.8	Exclusive Remedy	39

ARTICLE X GENERAL PROVISIONS		40

10.1	Expenses	40
10.2	Notices	40
10.3	Sellers Not Authorized to Act on Behalf of Buyer	41
10.4	Severability	41
10.5	Assignment	41
10.6	No Third-Party Beneficiaries	42
10.7	Amendment; Waiver	42
10.8	Entire Agreement	42
10.9	Specific Performance	42
10.10	Governing Law; Jurisdiction; Waiver of Jury Trial	42
10.11	Interpretation	43
10.12	Mutual Drafting	43
10.13	Counterparts	44
10.14	Seller Representative	44
10.15	Conflicts and Privilege	46
10.16	Dispute Resolution	46

Exhibits:

A	Definitions
B	Form of Non-Competition Agreement
C	Form of Employment Agreements
D	Form of Escrow Agreement
E	Earnout Spreadsheet

ANNEXES:

I	Sellers
II	Significant Company Stockholders

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of March 13, 2019, by and among (i) BioLife Solutions, Inc., a Delaware corporation (“Buyer”), (ii) Astero Bio Corporation, a Delaware corporation (the “Company”), (iii) the stockholders of the Company set forth on Annex I hereto (collectively, the “Sellers”, and together with the Company, the “Seller Parties”), and (iv) Timothy C. Bush, in the capacity of the representative of the Sellers in accordance with this Agreement.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding equity interests of the Company;

WHEREAS, Sellers desire to sell and convey to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding equity interests of the Company, subject to the terms and conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Exhibit A below.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE OF COMPANY STOCK

1.1        Purchase of Company Stock. At the Closing, and on the terms and subject to all of the conditions of this Agreement, Sellers will severally and not jointly sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Sellers, one hundred percent (100%) of the capital shares or other equity interests of the Company (the “Purchased Shares”), free and clear of any and all Liens, other than Permitted Liens.

1.2        Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration to be paid by Buyer for the Purchased Shares (the “Purchase Price”) shall be the Closing Purchase Price plus the Earnout Payments.

1.3        Payment of Estimated Closing Purchase Price. At the Closing, Buyer shall pay the Estimated Closing Purchase Price payable as follows:

(a)        Buyer shall pay to each Preferred Stockholder, by wire transfer in immediately available funds to such account or accounts as designated by such Preferred Stockholder in the Estimated Closing Statement or by delivery of a certified or bank cashier’s check payable to, or upon the order of, such Preferred Stockholder, an amount in cash for each share of Preferred Stock held by such Preferred Stockholder immediately prior to the Closing equal to the Preferred Stock Preference Amount for such share of Preferred Stock (the aggregate amount paid to all Preferred Stockholders pursuant to this Section 1.3(a), the “Aggregate Preference Amount”).

(b)        Buyer shall pay to each Seller, by wire transfer in immediately available funds to such account or accounts as designated by Sellers in the Estimated Closing Statement or by delivery of a certified or bank cashier’s check payable to, or upon the order of, such Seller, an amount in cash equal to (i)(A) the Capital Stock Amount, multiplied by (B) the total number of shares of Capital Stock held by such Seller immediately prior to the Closing, minus (ii) such Seller’s Pro Rata Common Equivalent Share of the Escrow Amount, minus (iii) such Seller’s Pro Rata Common Equivalent Share of the Seller Representative Amount.

(c)        At or prior to the Closing, Buyer, the Seller Representative, and Continental Stock Transfer & Trust Company (the “Escrow Agent”), shall enter into an escrow agreement, in the form attached hereto as Exhibit D (the “Escrow Agreement”). At the Closing, Buyer shall pay to the Escrow Agent by wire transfer in immediately available funds to such account as designated by the Escrow Agent (i) One Million Dollars ($1,000,000) (the “Indemnity Escrow Amount”), consisting of (x) Two Hundred and Fifty Thousand Dollars ($250,000) otherwise payable to the Sellers from the Initial Cash Payment at the Closing and (y) Seven Hundred and Fifty Thousand Dollars ($750,000) otherwise payable to the Sellers from the Product Milestone Payment, to be set aside by the Escrow Agent for a period of 18 months in a separate escrow account (the “Indemnity Escrow Account”) and (ii) Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (the “Product Milestone Escrow Amount”, and together with the Indemnity Escrow Amount, the “Escrow Amount”), to be set aside by the Escrow Agent in a separate escrow account, which shall be held as set forth in Section 1.6 hereto (the “Product Milestone Escrow Account” and together with the Indemnity Escrow Account, the “Escrow Accounts”), and, in each case, held, invested and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement. The Indemnity Escrow Amount shall serve as a security for, and a source of payment of, any Adjustment Amount due to Buyer under Section 1.5(d) and the Buyer Indemnified Parties’ indemnity rights pursuant to ARTICLE IX.

(d)        Buyer shall pay to the Seller Representative an amount in cash equal to the Seller Representative Amount.

(e)        Buyer shall make the following additional payments of the Purchase Price: (i) the Indebtedness portion of the Net Debt or the Net Cash, as applicable, if any, will be paid by Buyer to the applicable creditor(s) as indicated on the Estimated Closing Statement; and (ii) the amount of the Outstanding Transaction Expenses, if any, will be paid by Buyer to the applicable service provider(s) as indicated on the Estimated Closing Statement.

(f)        The parties acknowledge that the Estimated Closing Purchase Price shall be subject to adjustment after the Closing based on the Adjustment Amount in accordance with Section 1.5.

(g)        The amount of cash each Seller is entitled shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Capital Stock held by such Seller.

1.4        Estimated Closing Statement. Prior to the Closing, the Company will have delivered to Buyer a certificate signed by the Chief Financial Officer of the Company (the “Estimated Closing Statement”) and reasonably acceptable to Buyer, setting forth Sellers’ good faith estimate (including all calculations in reasonable detail) based on the financial statements and books and records of the Company of (i) the Closing Purchase Price (the “Estimated Closing Purchase Price”), (ii) the Net Working Capital, and attaching an estimated balance sheet of the Company as of 11:59 p.m. on the day before the Closing Date, (iii) the amount of the Net Debt or Net Cash, as applicable, identifying the amount owed to each creditor thereof, and (iv) the amount of Outstanding Transaction Expenses, including the amount owed to each payee thereof. The Estimated Closing Statement shall be prepared applying the definitions of Net Working Capital, Net Debt and Outstanding Transaction Expenses contained herein. The Estimated Closing Statement shall also include the wire transfer instructions for any payments to be made by Buyer under Section 1.3.

1.5        Post-Closing Purchase Price Adjustment.

(a)        As soon as practicable (but in any event within sixty (60) days) after the Closing, Buyer will prepare and deliver to the Seller Representative a certificate signed by an authorized officer of the Buyer (“Buyer Closing Statement”) that sets forth Buyer’s determination (along with Buyer’s detailed calculation thereof) of (i) the Closing Purchase Price, (ii) the calculation of the Net Working Capital, and attaching a balance sheet of the Company as of 11:59 p.m. on the day before the Closing Date and (iii) the Net Debt or Net Cash, as applicable, and (iv) the amount of Outstanding Transaction Expenses. If Buyer fails to deliver the Buyer Closing Statement in such sixty (60) day period, the Estimated Closing Statement will be deemed to be the Final Statement and the Adjustment Amount will be deemed to be $0.

(b)        The Seller Representative will have thirty (30) days after its receipt of the Buyer Closing Statement to review it. To the extent reasonably required to complete their review of the Buyer Closing Statement, the Seller Representative and its Representatives will be provided with reasonable access (by electronic means to the greatest extent possible) to the books, records and working papers of Buyer and the Company used to prepare the Buyer Closing Statement, Buyer’s and the Company’s finance personnel and any other information of the Company that the Seller Representative reasonably requests relating to the determination of the Closing Purchase Price, and Buyer and the Company shall cooperate with the Seller Representative and its Representatives in connection therewith. The Seller Representative may deliver notice to Buyer on or prior to the thirtieth (30th) day after receipt of the Buyer Closing Statement specifying in reasonable detail all disputed items and the basis therefor. If the Seller Representative fails to deliver such notice in such thirty (30) day period, the Seller Representative (on behalf of Sellers) will have waived its right to contest the Buyer Closing Statement. If the Seller Representative notifies Buyer of any objections to the Buyer Closing Statement in such thirty (30) day period, the Seller Representative and Buyer will, within twenty (20) days following the date of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such twenty (20) day period Buyer and the Seller Representative have not reached an agreement on any objections with respect to the Buyer Closing Statement, then upon the request of either Buyer or the Seller Representative, the parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.5(c).

(c)        If a dispute with respect to the Buyer Closing Statement is submitted in accordance with this Section 1.5 to the Independent Expert for final resolution, the parties will follow the procedures set forth in this Section 1.5(c). Each of the Seller Representative and Buyer agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by (i) Buyer in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by Buyer that are unsuccessfully disputed by Buyer (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Seller Representative, and (ii) Sellers in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by the Seller Representative that are unsuccessfully disputed by the Seller Representative (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Seller Representative. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute under this Section 1.5 before the Independent Expert will be borne by the party incurring such cost and expense. The Independent Expert will determine only those issues still in dispute as of the date that Buyer or the Seller Representative receives notice from the other party that such other party has elected to resolve a dispute under this Section 1.5 using the Independent Expert, and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by Buyer and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by Buyer or the Seller Representative in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and Buyer will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.5, and may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Seller Representative or less than the smallest value for such item claimed by Buyer or the Seller Representative. It is the intent of the parties hereto that the process set forth in this Section 1.5(c) and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and Buyer will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to Buyer and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder. The term “Final Statement” will mean the definitive statement agreed to by the Seller Representative and Buyer in accordance with Section 1.5(b) or the definitive Buyer Closing Statement resulting from the determination made by the Independent Expert in accordance with this Section 1.5(c).

(d)        For purposes of this Agreement, the “Adjustment Amount” shall mean an amount equal to the finally determined Closing Purchase Price as shown on the Final Statement minus the amount of the Estimated Closing Purchase Price. If the Adjustment Amount is a positive amount, then Buyer shall pay to Sellers the Adjustment Amount as follows: (i) Buyer shall pay each Seller within ten (10) Business Days after the determination of the Final Statement an amount in cash equal to such Seller’s Pro Rata Common Equivalent Share of the Adjustment Amount by wire transfer in immediately available funds to such account as designated by such Seller in writing or by delivery of a certified or bank cashier’s check payable to, or upon the order of, such Seller. If the Adjustment Amount is a negative amount, then Buyer and Seller Representative shall jointly instruct in writing the Escrow Agent to release from the Indemnity Escrow Account to Buyer an amount equal to the absolute value of the Adjustment Amount.

(e)        Notwithstanding anything else herein, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims related to the Final Statement and the Adjustment Amount shall be pursuant to the provisions set forth in this Section 1.5.

1.6        Payment of Product Milestone Payment. Upon the earlier of (i) the date that the Product Milestone has been met ***, and (ii) the one-year anniversary of the Closing Date, Buyer and Seller Representative shall jointly instruct the Escrow Agent in writing to release from the Product Milestone Escrow Account to the Sellers an amount equal to the balance of the Product Milestone Escrow Amount.

*** Illustrates the portion of the agreement that is confidential information

ARTICLE II
EARNOUT

2.1        Earnout Payments. After the Closing, subject to the terms and conditions set forth herein, Sellers shall have the contingent right to receive additional payments of Purchase Price based on the performance of the Company, during the calendar years 2019, 2020 and 2021 (each such calendar year, an “Earnout Year” and such three-year calendar period, the “Earnout Period”), if the requirements as set forth in this ARTICLE II are met.

(a)        In the event that the Astero Revenue for the calendar year ending December 31, 2019 (the “2019 Astero Revenue”) is at least the 2019 Revenue Target then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive Seven Hundred Thousand Dollars ($700,000) in cash from Buyer (the “2019 Earnout Payment”), as additional consideration for the Purchased Shares. If, however, the 2019 Astero Revenue is less than the 2019 Revenue Target, the 2019 Earnout Payment shall be reduced, dollar for dollar, by the amount by which the 2019 Revenue Target exceeds the 2019 Astero Revenue (for avoidance of doubt, the 2019 Earnout Payment shall not be a negative amount).

(b)        In the event that the Astero Revenue for the calendar year ending December 31, 2020 (the “2020 Astero Revenue”) is at least the 2020 Revenue Target then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive One Million Two Hundred Thousand Dollars ($1,200,000) in cash from Buyer (the “2020 Earnout Payment”), as additional consideration for the Purchased Shares. If, however, the 2020 Astero Revenue is less than the 2020 Revenue Target, the 2020 Earnout Payment shall be reduced, dollar for dollar, by the amount by which the 2020 Revenue Target exceeds the 2020 Astero Revenue (for avoidance of doubt, the 2020 Earnout Payment shall not be a negative amount).

(c)        In the event that the Astero Revenue for the calendar year ending December 31, 2021 (the “2021 Astero Revenue”) is at least the 2021 Revenue Target then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive One Million Six Hundred Thousand Dollars ($1,600,000) in cash from Buyer (the “2021 Earnout Payment”), as additional consideration for the Purchased Shares. If, however, the 2021 Astero Revenue is less than the 2021 Revenue Target, the 2021 Earnout Payment shall be reduced, dollar for dollar, by the amount by which the 2021 Revenue Target exceeds the 2021 Astero Revenue (for avoidance of doubt, the 2021 Earnout Payment shall not be a negative amount).

(d)        In the event that the sum of the 2019 Astero Revenue, 2020 Astero Revenue, and the 2021 Astero Revenue (collectively, the “Cumulative Astero Revenue”) is equal to *** (the “Cumulative Revenue Target”) then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive an additional Five Million Dollars ($5,000,000) in cash from Buyer (as adjusted herein, the “Cumulative Earnout Payment”, and together with the 2019 Earnout Payment, the 2021 Earnout Payment, and the 2020 Earnout Payment, the “Earnout Payments”)), as additional consideration for the Purchased Shares. If however the Cumulative Astero Revenue is at less than the Cumulative Revenue Target, the Cumulative Earnout Payment shall be reduced, dollar for dollar, by the amount by which the Cumulative Revenue Target exceeds the Cumulative Astero Revenue (for avoidance of doubt, the Cumulative Earnout Payment shall not be a negative amount).

*** Illustrates the portion of the agreement that is confidential information

2.2        Determination of Earnout Payment. Prior to the end of each fiscal quarter during the Earnout Period (but in no event later than five (5) Business Days after Buyer files its Quarterly Report on Form 10-Q with the SEC for the prior fiscal quarter), Buyer will prepare and deliver to the Seller Representative a written statement that sets forth Buyer’s determination of the Astero Revenue for the prior fiscal quarter, which Seller Representative may review and comment upon (and Buyer shall consider such comments in good faith). As soon as practicable (but in no event later than five (5) Business Days) after Buyer files its Annual Report on Form 10-K for each Earnout Year (which Form 10-K shall include Buyer’s financial statements for such Earnout Year), Buyer will prepare and deliver to the Seller Representative a written statement (each, an “Earnout Statement”) that sets forth Buyer’s determination in accordance with the terms of this ARTICLE II of the Earnout Payment for such Earnout Year (and in the case of the 2021 Earnout Year, the Cumulative Earnout Payment), including the Astero Revenue for such Earnout Year and the corresponding calculation of the Earnout Payment. If the Earnout Statement is not delivered within thirty (30) days of the Buyer filing its Annual Report on Form 10-K as set forth above, the Earnout Payment for such Earnout Year will be deemed to be the maximum amount possible. The Seller Representative will have thirty (30) days after its receipt of an Earnout Statement to review it. To the extent reasonably required to complete its review of such Earnout Statement, the Seller Representative and its Representatives will be provided with reasonable access (by electronic means to the greatest extent possible) to the books, records and working papers of Buyer and its Affiliates used to prepare such Earnout Statement, each of their respective finance personnel and any other information of Buyer or its Affiliates that the Seller Representative reasonably requests relating to the determination of the Earnout Payment for such Earnout Year (in each case, with any such information subject to Section 6.5), and Buyer and its Affiliates shall cooperate with the Seller Representative and its Representatives in connection therewith. The Seller Representative may deliver notice to Buyer on or prior to the thirtieth (30th) day after receipt of an Earnout Statement specifying in reasonable detail all disputed items and the basis therefor. If the Seller Representative fails to deliver such notice in such thirty (30) day period, the Seller Representative (on behalf of the Sellers) will have waived its right to contest such Earnout Statement and the calculations set forth therein of the Earnout Payment and the Astero Revenue for such Earnout Year. If the Seller Representative notifies Buyer of any objections to an Earnout Statement in such thirty (30) day period, the Seller Representative and Buyer will for a period of twenty (20) days following the date of such notice attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such twenty (20) day period Buyer and the Seller Representative have not reached an agreement on any objections with respect to the Earnout Statement, then upon then upon request of either party the parties will resolve the dispute by way of the dispute resolution procedure in Section 1.5(c).

2.3        Timing and Manner of Payment of Earnout Payments. Any Earnout Payment that Buyer is required to pay pursuant to ARTICLE II hereof shall be paid in full no later than five (5) Business Days following the date upon which the determination of such Earnout Payment for the applicable Earnout Year becomes final and binding upon the parties as provided in Section 2.2. Buyer shall pay to each Seller, by wire transfer in immediately available funds to such account or accounts as designated by Sellers in the Estimated Closing Statement or by delivery of a certified or bank cashier’s check payable to, or upon the order of, such Seller, an amount in cash equal to such Seller’s Pro Rata Common Equivalent Share of any Earnout Payment that Buyer is required to pay pursuant to ARTICLE II hereof.

2.4        Future Operations. The Buyer, on behalf of itself and its Affiliates, agrees and acknowledges that during the Earnout Period, (i) it shall not, directly or indirectly, take any action, or cause or permit anything to be done that could distort the financial performance of the Company, or with the purpose of avoiding or reducing the amount of any Earnout Payments; (ii) Buyer shall operate the Company as a separate profit center, business unit or division which will maintain separate books and records sufficient for the calculation of the Earnout Payments; (iii) Buyer shall not sell, transfer or otherwise dispose of any of the shares in the capital of the Company (or enter into any agreement to do so) or all or a material part of its business or assets (or enter into an agreement to do so); (iv) Buyer shall use commercially reasonable efforts to support current and future products of the Company; and (v) Samuel Kent’s roles and responsibilities shall be substantially related to the Company and its business, unless consented to by Samuel Kent in writing. Subject to the foregoing, following the Closing (including during the Earnout Period), Buyer and its Affiliates, including the Company, will be entitled to operate their respective businesses based upon the business requirements of Buyer and its Affiliates.

2.5        No Earnout During Breach of Non-Competition Agreement. Notwithstanding anything to the contrary contained in this Agreement, it is the intent of the parties that the Earnout Payments will be made to each Seller only if such Seller is in material compliance with its obligations under the Non-Competition Agreement, if applicable. Accordingly, without limiting any other remedies available to Buyer under this Agreement or the Ancillary Documents or under applicable Law, should a Seller at any time following the Closing materially breach its obligations under the Non-Competition Agreement (such Seller, a “Breaching Seller”), then during the continuance of such breach (the “Noncompliance Period”), no Earnout Payment shall be made to such Breaching Seller (for avoidance of doubt, Earnout Payments shall be made to each Seller that is not a Breaching Seller). If a breach of the Non-Competition Agreement is cured, then Buyer’s obligation to deliver the Earnout Payments to the Breaching Seller shall commence on the next succeeding day

2.6        Effect of Certain Events.

(a)        If during the Earnout Period the Company acquires another business or enters into a line of business other than the normal business activities of the Company conducted as of the Closing Date, then the Astero Revenue shall be computed without taking into consideration (i) the financial results of such acquired or other line of business or (ii) any impact such acquired or other line of business would have on the financial results of the Company. Without limiting the foregoing, in the event that after the Closing Buyer sells any material assets of the Company to an Affiliate of Buyer, the revenues of such Affiliate associated with such assets will be included in the calculation of Astero Revenue hereunder.

(b)        Notwithstanding anything in Section 2.1 to the contrary, in the event that Buyer or its Subsidiaries consummates a Change of Control Transaction prior to the end of the Earnout Period, the Earnout Payment for the then current Earnout Year and all future Earnout Payments (other than the Cumulative Earnout Payment) shall be deemed fully earned and Buyer shall take commercially reasonable efforts to pay such amounts at the closing of any such Change of Control Transaction. If Buyer cannot pay any portion of such amounts at the closing of any such Change of Control Transaction, Buyer will require as a condition to the closing of any such Change of Control Transaction that the other party to such transaction expressly assumes the obligations of Buyer to make such payments. For avoidance of doubt, the Cumulative Earnout Payment shall not be accelerated upon the occurrence of a Change of Control Transaction. For purposes hereof, a “Change of Control Transaction” shall mean the consummation of any of the following: (i) a merger, consolidation, corporation reorganization or other business combination of Buyer where upon consummation of the transaction, the current equity holders of Buyer will collectively hold less than a majority of the voting power of Buyer’s outstanding equity interests; (ii) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of Buyer and its Subsidiaries, taken as a whole, in one transaction or a series of related transactions (other than to an Affiliate of Buyer); (iii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more Subsidiaries of Buyer if substantially all of the assets of Buyer and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of Buyer; or (iv) the sale of a majority of the voting power of Buyer’s outstanding capital stock in one transaction or a series of related transactions (other than to an Affiliate of Buyer).

(c)        Failure to qualify for an Earnout Payment in any Earnout Year during the Earnout Period shall not prevent Sellers from being able to receive an Earnout Payment in a subsequent Earnout Year during the Earnout Period. Each Seller acknowledges that the Earnout Payments included in the Purchase Price are contingent based on the performance of the Company after the Closing as set forth in this ARTICLE II, and that if the requirements for the payment of the Earnout Payments as set forth in this ARTICLE II are not met in accordance with the terms hereof, the Earnout Payments portion of the Purchase Price may not be paid to Sellers, and Sellers shall have no right to receive such portion of the Purchase Price.

2.7        No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Sellers shall not have any rights as a securityholder of Buyer or the Company as a result of Sellers’ contingent right to receive any Earnout Payment hereunder, and (iii) no interest is payable with respect to any Earnout Payment.

ARTICLE III
CLOSING

3.1        Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, on the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at 10:00am (New York City time) or at such other date, time or place as Buyer, the Company and the Seller Representative may agree. By mutual agreement of the parties the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by overnight mail. The date on which the Closing actually occurs will be referred to as the “Closing Date”. The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 12:01 a.m. (New York City time) on the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the disclosure schedules delivered by the Seller Parties to Buyer on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception without independent knowledge on the part of the reader regarding the disclosed exception), the Seller Parties hereby severally and not jointly represent and warrant to Buyer as of the date of this Agreement and the Closing Date, as follows:

4.1        Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. The Company is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing individually or in the aggregate with any such other failures, would not be expected to be material to the Company; without limiting the foregoing, the Company is so licensed or qualified and in good standing in each jurisdiction listed on Schedule 4.1. The Company has all requisite power and authority to own, lease or use, as the case may be, its properties and business. Since the Company’s inception, the Company has not been known by or used any corporate, fictitious or other name in the conduct of the Company’s business or in connection with the use or operation of its assets. Schedule 4.1 lists all current directors and officers of the Company, showing each such Person’s name and position(s).

4.2        Authorization and Binding Effect; Corporate Documentation. Each Seller Party has full power and authority to enter into this Agreement and the Ancillary Documents to which it is, or is required to be, a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller Party, including requisite board of directors and stockholder approval of the Company. Each of this Agreement and each Ancillary Document to which a Seller Party is or is required to be a party has been duly executed and delivered by each such Seller Party and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions. The copies of the Governing Documents of the Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of the Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of the Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

4.3        Title to the Purchased Shares. Sellers own good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws), and upon delivery of the Purchased Shares to Buyer on the Closing Date in accordance with this Agreement, and upon Buyer’s payment of the Estimated Closing Purchase Price payable at the Closing in accordance with Section 1.3, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

4.4        Capitalization. Prior to giving effect to the transactions contemplated by this Agreement, Sellers are the beneficial and record owner of all of the issued and outstanding equity interests of the Company, with each Seller owning the equity interests in the Company set forth on Schedule 4.4. The Purchased Shares to be delivered by Sellers to Buyer constitutes all of the issued and outstanding equity interests of the Company. All of the issued and outstanding equity interests of the Company (i) have been duly and validly issued, (ii) are fully paid and nonassessable (to the extent applicable) and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. Other than as set forth on Schedule 4.4, there are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which a Seller Party is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in material compliance with all applicable foreign, state and federal securities Laws.

4.5        Subsidiaries. The Company does not have any Subsidiaries. The Company does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.6        Non-Contravention. Except as set forth on Schedule 4.6, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by any Seller Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of the Company, (b) violate or conflict with any applicable Law or Order to which the Company or any Seller, their respective assets or the Purchased Shares are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of the Company or any Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which a Seller or the Company is a party or by which a Seller or the Company, their respective assets or the Purchased Shares may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Shares or any assets of the Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

4.7        Financial Statements. Attached to Schedule 4.7 are true and correct copies of (i) the unaudited balance sheet and income statement for the Company as of and for the fiscal year ended December 31, 2018, and (ii) the unaudited balance sheet of the Company as of January 31, 2019 and the related unaudited income statement for the one (1) fiscal month period then ended (such financial statements described in clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company, are true, correct and complete in all material respects, and present fairly and accurately in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods specified therein. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls for a company of its current stage of development that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for its assets, (iv) access to its assets is permitted only in accordance with management’s authorization, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.8        Absence of Liabilities. The Company does not have any Liabilities of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP except (a) Liabilities that are accrued and reflected on the balance sheet of the Company as of the January 31, 2019, (b) Liabilities that are listed on Schedule 4.8, (c) immaterial Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since January 31, 2019, (d) obligations to be performed after the date hereof under any Contracts which are disclosed on Schedule 4.11, 4.12, or 4.17(a), and (e) those taken in consideration in the calculation of the Adjustment Amount.

4.9        Absence of Certain Changes. Except as set forth on Schedule 4.9, since January 31, 2019: (a) the Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to the Company’s business, operations, condition (financial or otherwise), results of operations, assets or Liabilities, except for changes and developments which have not had, and are not likely to have to have a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.9, since January 31, 2019, Company has not: (i) suffered any loss, damage, destruction or other casualty in excess of $50,000 in the aggregate, whether or not covered by insurance; (ii) sold, transferred, leased or otherwise disposed of any material assets (other than in the Ordinary Course of Business) or permitted or allowed any of its material assets to be subject to any Lien (other than the Permitted Liens); (iii) instituted, settled or agreed to settle any Action before any Governmental Authority; (iv) entered into or terminated any Contract that would be required to be disclosed on Schedule 4.17(a) other than in the Ordinary Course of Business; (v) instituted any increase in the compensation payable to any of its employees or under any Benefit Plan other than in the Ordinary Course of Business, or adopted any new Benefit Plans; (vi) made any capital expenditure or commitment therefore for additions to its property, facilities or equipment outside of the Ordinary Course of Business; (vii) made any change in any method of its accounting or accounting practices or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets; or (viii) agreed or committed, whether in writing or otherwise, to take any action described in this Section 4.9.

4.10       Title to and Sufficiency of Assets. The Company has good and marketable title to all of its tangible assets, free and clear of all Liens other than Permitted Liens. The assets of the Company constitute all of the assets, rights and properties that are used in the operation of the Company’s business as it is now conducted or that are used or held by the Company for use in the operation of the Company’s business, and taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted. Immediately following the Closing, all of the tangible assets of the Company will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such tangible assets.

4.11       Personal Property. All items of Personal Property of the Company with a book value or fair market value of greater than Ten Thousand Dollars ($10,000) are set forth on Schedule 4.11. All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the Company’s business. Schedule 4.11 contains an accurate and complete list and description of leases in respect of the Personal Property (collectively, the “Personal Property Leases”). The Personal Property Leases are valid, binding and enforceable in accordance with their terms (subject to the Permitted Exceptions) and are in full force and effect. With respect to the Personal Property Leases, there are no existing defaults under the applicable lease by the Company or, to the Knowledge of the Company, any other party thereto, and no event of default on the part of the Company or, to the Knowledge of the Company, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Sellers have delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

4.12       Real Property. Schedule 4.12 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by the Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”), as well as the current annual rent and term under each Lease. Sellers have provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases are valid, binding and enforceable in accordance with their terms (subject to the Permitted Exceptions) and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company under any Lease. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and the Company has not received written notice or, to the Knowledge of the Company, any other notice of any such condition. The Company has not waived any material rights under any Lease which would be in effect at or after the Closing. The Company is in quiet possession of the Leased Premises. All leasehold improvements and fixtures located on the Leased Premises are (i) to the Knowledge of the Company, structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises. The Company has never owned any real property or any interest in real property (other than the leasehold interests in the Leases).

4.13        Intellectual Property.

(a)        Schedule 4.13(a) sets forth: (i) all U.S. and foreign registrations of Intellectual Property (and applications therefor) owned by the Company in which the Company is the owner, applicant or assignee (“Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; (ii) a summary of material unregistered Intellectual Property owned or purported to be owned by the Company; and (iii) all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with an annual license fee of $20,000 or less (which are not required to be listed, but are “IP Licenses” as that term is used herein)), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the IP Licenses. To the Knowledge of the Company, all Registered IP is valid, in force and in good standing, and not subject to any challenge of any kind. As of the Closing, all Registered IP will be owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any other Person with respect to such Registered IP. The Company has not exclusively: licensed or sublicensed out any of its owned or licensed Intellectual Property (other than to another Company).

(b)        To the Knowledge of the Company, the Company has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses. The Company has performed all material obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor, to the Knowledge of the Company: (i) is any other party thereto, in breach or default thereunder, nor (ii) has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. The Company is party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c)        Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements (or the forms thereof) or permissions under which the Company is the licensor (an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, and (ii) the licensee under such Outbound IP License. The Company has performed all material obligations imposed on it in the Outbound IP Licenses, and is not, nor, to the Knowledge of Sellers or the Company, is any other party thereto, in material: breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d)        No Action is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by the Company. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or, to the Knowledge of the Company, is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third person’s Intellectual Property, or (iii) grant any third person any right with respect to any Intellectual Property owned by the Company. To the Knowledge of the Company the Company is not currently infringing, misappropriating or violating, and has not in the past infringed, misappropriated or violated, any Intellectual Property of any other Person. To the Knowledge of the Company, no other Person is infringing upon, has misappropriated or is otherwise violating any Intellectual Property of the Company. To the Knowledge of the Company no Person has obtained unauthorized access to third party information and data in the Company’s possession, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. To the Knowledge of the Company the Company and its Representatives have complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information, as well as the privacy policies and guidelines of the Company.

(e)        Each employee and independent contractor (including consultants) of the Company has assigned to the Company all Intellectual Property arising from the services performed for the Company by such Person. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the any Company’s policies or practices related to protection of the Company’s Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company.

4.14       Compliance with Laws. The Company is in compliance with, and has complied since its inception, in all material respects with all Laws and Orders applicable to the Company, its assets, employees or business or the Purchased Shares. The Company has not received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation or non-compliance with applicable Laws.

4.15       Permits. The Company owns or possesses all right, title and interest in all material Permits required to own its assets and conduct its business as now being conducted. All material Permits of the Company are listed on Schedule 4.15 and are valid and in full force and effect, and the Company is in compliance in all material respects with the terms and conditions of all such Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of the Company, threatened other than expiration or termination in accordance with the terms thereof. The Company has not received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

4.16       Litigation. Except as described on Schedule 4.16, there is no (a) Action of any nature pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority since the Company’s inception, in either case of clauses (a) or (b), by or against the Company, any of its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business or assets or the Purchased Shares), the Company’s business or assets or the Purchased Shares. The items listed on Schedule 4.16, (i) are fully covered under the insurance policies of the Company and (ii) if finally determined adverse to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect. Since the Company’s inception, the Company’s current or former officers, senior management or directors have not been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.17       Contracts.

(a)        Schedule 4.17(a) contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party, by which any of its properties or assets are bound, or under which the Company otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i) – (xii) below: (i) any Contract with any Top Customer or Top Supplier; (ii) any Contract or group of related Contracts which involve expenditures or receipts by the Company that require payments or yield receipts of more than $50,000 in any twelve (12) month period or more than $100,000 in the aggregate; (iii) any Contract with any of its officers and directors (other than at-will employment arrangements with employees entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements; (iv) any agreement presently in effect for the license of any Intellectual Property involving the payment by or to the Company in excess of $50,000 per year; (v) any power of attorney; (vi) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (vii) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets outside of the Ordinary Course of Business; (viii) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to the Company in excess of $50,000; (ix) any material settlement agreement entered into since the Company’s inception or under which the Company has outstanding obligations (other than customary obligations of confidentiality); (x) any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of the Company other than licenses of the Company’s Intellectual Property included in the Company’s form customer agreements entered into in the Ordinary Course of Business; (xi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $50,000, not otherwise described in this Section 4.17(a); and (xii) any other Contract that, to the Knowledge of the Company, is material to the Company. All oral Contracts that are responsive to the categories listed above are identified in the Company Disclosure Schedules. True and correct copies of all the Contracts required to be listed in Schedule 4.17(a) (including any amendments, modifications or supplements thereto) have been provided to Buyer.

(b)        The Company is not a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of the Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on the Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by the Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for the services of the Company or its Affiliates, or (v) otherwise limiting or restricting the right of the Company to sell or distribute any Intellectual Property of the Company or to purchase or otherwise obtain any software or Intellectual Property license.

(c)        All of the Contracts required to be listed in Schedule 4.17(a) are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Permitted Exceptions. There exists no breach, default or violation on the part of the Company or, to the Knowledge of the Company, on the part of any other party to any such Contract nor has the Company received written or, to the Knowledge of the Company, oral notice of any breach, default or violation. The Company has not received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company. The Company has not waived any material rights under any such Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of the Company under any such Contract. To the Knowledge of the Company, there is no reason to believe that any such Contract with a customer will not remain in effect after the Closing through the remainder of its term or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates.

4.18       Tax Matters. Except as set forth on Schedule 4.18: (i) the Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) the Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the Company has complied in all material respects with all applicable Laws relating to Tax; (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (vi) there is no current Action against the Company in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (vii) there are no pending or ongoing audits of the Company’s Tax Returns by a Governmental Authority of which the Company has received notice thereof; (viii) the Company has not requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, with respect to Taxes that would apply to any Tax periods ending after the Closing Date; (ix) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (x) no unpaid Tax deficiency has been asserted in writing against or with respect to the Company by any Governmental Authority which Tax remains unpaid; (xi) the Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xii) the Company has not granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiii) the Company is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Regulations thereunder with respect to a change in accounting methods made prior to the Closing; (xiv) the Company is not a party to any Tax allocation or sharing agreement (other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax); (xv) there is no Contract or Benefit Plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G or Section 162(m) of the Code, and no arrangement exists pursuant to which the Company or Buyer will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvi) the Company has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Company will ever be, required to be disclosed under Regulations Section 1.6011-4; (xvii) no Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made; (xviii) the Company has not taken any action outside of the Ordinary Course of Business that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date; (xix) the Company does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that have materially exposed, or will materially expose, it to the taxing jurisdiction of a foreign country; (xx) the Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xxi) no written power of attorney which is currently in force has been granted by or with respect to the Company with respect to any matter relating to Taxes; and (xxii) no Seller is a “foreign person” for purposes of Section 1445 of the Code.

4.19       Environmental Matters. The Company has complied in all respects with all applicable Environmental Laws, and the Company has not received written notice or, to the Knowledge of the Company, other notice of any Actions pending or threatened against the Company or is assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions. The Company has not had any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to the Company’s past or current properties, facilities or operation. There are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company. The Company has not disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to the Company under or relating to Environmental Laws. The Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws. The Company has not operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises. To the Knowledge of the Company, the Company has not released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law.

4.20       Employee Benefit Plans.

(a)        Set forth on Schedule 4.20(a) is a true and complete list of each Benefit Plan. With respect to each Benefit Plan: (i) such Benefit Plan has been in all material respects operated, administered and enforced in accordance with its terms and in compliance with, and such Benefit Plan complies with, all applicable Laws, including ERISA and the Code (including Section 409A thereof), in all material respects; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Financial Statements. All Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to the Company, Buyer or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities (except for ordinary course termination expenses).

(b)        Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no fact exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

(c)        With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, Sellers have provided to Buyer accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts (including any amendments, modifications or supplements thereto); (ii) all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter or opinion letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all communications with any Governmental Authority.

(d)        No Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise has any outstanding Liability under Title IV of ERISA and, to the Knowledge of the Company, no condition presently exists that is expected to cause such Liability to be incurred. The Company does not currently maintain or contribute to, or has ever maintained or contributed to or in any way directly or indirectly had any Liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. The Company is not or has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. The Company does not currently maintain or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e)        With respect to each Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to any current or former employee of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(f)        Each Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.20(f). Each Section 409A Plan has been administered in all material respects in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code.

4.21       Employees and Labor Matters.

(a)        Schedule 4.21(a) sets forth a complete and accurate list of all employees of the Company as of the date of this Agreement and the Closing Date showing for each as of that date (i) the employee’s name, employer, job title or description, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2018 and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the fiscal year ending December 31, 2019. Except as set forth on Schedule 4.21(a), no employee is a party to a written employment agreement or contract with the Company and each is employed “at will”. The Company has paid in full to all employees all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by the Company to any employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any Law, custom, trade or practice. Each such employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company, true and correct copies of which have been provided to Buyer.

(b)        Schedule 4.21(b) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. All of such independent contractors are a party to a written agreement or contract with the Company. Each such independent contractor has entered into customary covenants regarding confidentiality, and assignment of inventions and copyrights in such Person’s agreement with the Company, true and correct copies of which have been provided to Buyer. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or since the Company’s inception have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor and Staffing Employee is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

(c)        The Company is not a party to any collective bargaining agreement or other Contract with any group of employees or any labor organization or other Representative of any of employees of the Company, and to the Knowledge of the Company, there are no activities or proceedings of any labor union or other party to organize or represent any employees of the Company. Except as set forth on Schedule 4.21(c): (i) the Company in all material respects is in compliance with all employment Contracts and all applicable Laws and Orders respecting employment and employment practices, terms and conditions of employment and wages and hours, including any respecting employment discrimination and occupational safety and health requirements, and are not engaged in any unfair labor practice in any material respect; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or directly affecting the Company; (iii) the Company has not experienced any work stoppage or other labor difficulty; (iv) the Company is not delinquent in payments to any of its respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; (v) there are no pending or, to the Knowledge of the Company, threatened unfair or discriminatory employment practice charges pending before the Equal Employment Opportunity Commission, or any comparable foreign, state or local Governmental Authority; (vi) there are no wrongful discharge claims nor any other type of Actions brought by or on behalf of any past or present employees of the Company pending or, to the Knowledge of the Company, threatened against an Company; and (vii) upon termination of the employment of any employee, neither the Company nor Buyer will by reason of anything done prior to the Closing be liable to any of said employees for vacation pay, severance pay, wrongful termination damages or any other payments (other any obligations of the Company to pay accrued vacation pay and accrued sick pay to its terminated employees). The Company has in all material respects complied with all applicable Laws and Orders relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all such Laws and Orders. The Company has not incurred any Liability under the Worker Adjustment and Retraining Notification Act of 1988, as it may be amended from time to time, or any foreign, state or local plant closing and severance laws or regulations.

4.22       Insurance. The Company has maintained since inception and now maintains insurance in amounts sufficient for its business, operations and assets and in such amounts and covering such risks as are usually carried by companies at the same stage of development, engaged in similar businesses and owning similar properties in the same general areas in which the Company operates. Schedule 4.22 lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by the Company relating to the Company or the business, assets, properties, directors, officers or employees of the Company, copies of which have been provided to Buyer. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing, subject in each case to the effect of the Permitted Exceptions on enforceability. The Company is not in default with respect to its obligations under any insurance policy, nor has the Company ever been denied insurance coverage for any reason. The Company does not have any self-insurance or co-insurance programs. Since inception until the date hereof, the Company has not received any written or, to the Knowledge of the Company, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of the Company’s assets, purchase of additional equipment or material modification of the Company’s methods of doing business. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage. Schedule 4.22 identifies each individual insurance claim made by the Company since inception. The Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

4.23       Transactions with Related Persons. Except as set forth on Schedule 4.23, no Seller nor, any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or, any Affiliate of a Seller, nor, to the Knowledge of the Seller Parties, any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or since the inception of the Company has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, employees or consultants of the Company), (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers, employees or consultants of the Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). Except as set forth on Schedule 4.23 and other than for services or expenses as directors, officers, employees or consultants of the Company in the Ordinary Course of Business, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, tangible or intangible (including Intellectual Property) which is used in the Company’s business. The Company’s assets do not include any receivable or other obligation from a Related Person, and the Liabilities of the Company do not include any payable or other obligation or commitment to any Related Person (other than for services or expenses as directors, officers, employees or consultants of the Company in the Ordinary Course of Business). Schedule 4.23 specifically identifies all Contracts, arrangements or commitments set forth on Schedule 4.23 that cannot be terminated upon sixty (60) days’ notice by the Company without cost or penalty.

4.24       Bank Accounts. Schedule 4.24 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company. All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

4.25       Suppliers and Customers; Products. Schedule 4.25 lists, by dollar volume paid for the period from January 1, 2018 through January 31, 2019, the five (5) largest suppliers of goods or services (the “Top Suppliers”) and the ten (10) largest customers of the Company (the “Top Customers”). The relationships of the Company with the Top Suppliers and Top Customers are, to the Knowledge of the Company, good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has threatened in writing or, to the Knowledge of the Company, orally to cancel or otherwise terminate, or, to the Knowledge of the Company, intends to cancel or otherwise terminate, any relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months, to the Knowledge of the Company, (A) threatened to stop, decrease or limit materially, (B) intends to adversely modify materially its relationships with the Company or (C) intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Knowledge of the Company, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past year been engaged in any material dispute with any Top Supplier or Top Customer, (v) no Top Customer has indicated in writing or, to the Knowledge of the Company, orally that it desires or intends to effect a change in the Contract that would reduce the profit margin that the Company is expected to achieve in such Contract or otherwise adversely change the material terms of such Contract or adversely change the type of Contract by which such customer purchases good and/or services from the Company, and (vi) to the Knowledge of the Company, the acquisition by Buyer of the Purchased Shares and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not negatively affect the relationship of the Company with any Top Supplier or Top Customer.

4.26       No Brokers. No Seller or the Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.27       No Other Representations. Except for the representations and warranties set forth in this ARTICLE IV, as modified by the Company Disclosure Schedules, the other Ancillary Dcouments and any certificate delivered pursuant hereto or thereto, the Seller Parties have not made nor make any representation or warranty, express or implied, written or oral, with respect to the Company, Sellers or the transactions contemplated by this Agreement and the other Ancillary Documents.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedules delivered by Buyer to the Company and the Sellers on the date hereof (the “Buyer Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception without independent knowledge on the part of the reader regarding the disclosed exception) Buyer represents and warrants to the Seller Parties, as of the date of this Agreement and the Closing Date, as follows:

5.1        Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse affect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Buyer is a party (a “Buyer Material Adverse Effect”).

5.2        Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement and each Ancillary Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

5.3        Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of Buyer, (b) any Law or Order to which Buyer or any of its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4        No Brokers. Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.5        Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority is outstanding, against or involving Buyer or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

5.6        Investment Intent. Buyer is acquiring the Purchased Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Shares. Buyer understands that the Purchased Shares has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.7        Adequacy of Funds. Buyer will have available to it upon the consummation of the transactions contemplated hereby sufficient funds to deliver the Closing Purchase Price and the 2019 Earnout Payment.

5.8        No Other Representations and Warranties. Except for the representations and warranties set forth in this ARTICLE V, as modified by the Buyer Disclosure Schedules, the other Ancillary Documents and any certificate delivered pursuant hereto or thereto, neither Buyer not any of its Representatives has made nor make any representation or warranty, express or implied, written or oral, with respect to the transactions contemplated by this Agreement and the other Ancillary Documents , and Buyer hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person. Buyer acknowledges and agrees that it has conducted to its satisfaction its own independent investigation of the condition, operations and Liabilities of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement and the other Ancillary Documents, Buyer has relied solely on the results of its own independent investigation and the express representations and warranties set forth in ARTICLE IV, as modified by the Company Disclosure Schedules, the Ancillary Documents and any certificate delivered pursuant hereto or thereto.

ARTICLE VI
OTHER AGREEMENTS

6.1        Access and Information. During the Interim Period, Sellers and the Company shall give, and shall direct their Representatives to give, Buyer and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as Buyer or its Representatives may reasonably request regarding the Company and its respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with Buyer and its Representatives in their investigation; provided, however, that Buyer and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Buyer shall, and shall cause its Representatives to, abide by the terms of any reasonable confidentiality agreement with respect to such access and any information furnished to it or its Representatives.

6.2        Conduct of Business

(a)        Unless Buyer shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement, as required by applicable Laws, or as set forth on Schedule 6.2, the Company shall (i) conduct its respective business, in all material respects, in the Ordinary Course of Business, (ii) not take any action except in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws, (iii) comply with all Laws applicable to the Sellers and/or the Company and their respective businesses, assets, directors, officers, employees, independent contractors, consultants, equity holders, agents, Representatives and Covered Persons, and (iv) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, business, operations, material assets, material rights, franchises, goodwill and relations with its customers, vendors, regulators, employees and other persons with which it has significant business or other relationships, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)        Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement, as required by applicable Laws or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of Buyer, the Company shall not:

(i)        amend, waive or otherwise change, in any respect, its Governing Documents;

(ii)       authorize for issuance, issue, grant, sell, pledge, dispose of, subject to any Lien, or propose to issue, grant, sell, pledge or dispose of or subject to any Lien, any of its equity securities, voting interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, voting interests or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other securities;

(iii)      adjust, split, combine, recapitalize or reclassify any of its shares, securities, voting interests, or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)      declare, set aside or pay any dividend or distribution payable in cash, securities or property in respect of the capital stock of the Company;

(v)       incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate);

(vi)      make a loan or advance to or investment in any Person (including, without limitation, any Seller, the Company, any Affiliate of the Company, or any of their respective employees, shareholders, officers, directors, and/or any third party), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in any amount;

(vii)      (A) increase the wages, salaries, benefits or compensation of its employees, consultants or independent contractors other than in the Ordinary Course of Business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, independent contractor or consultant outside of the ordinary course of business, (C) increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice or (D) grant any new awards or benefits to any director, officer, employee, independent contractor or consultant of the Company;

(viii)     (A) hire or engage the services of any officer, employee, independent contractor or consultant, except any such person already engaged or any new officer, employee, independent contractor or consultant reasonably necessary to continue to operate the businesses of the Company in the Ordinary Course of Business, but in no case shall any such newly engaged employee or service provider have an annual rate of pay (which for the purpose hereof shall include base salary or wages and bonus, if any) of higher than $100,000, (B) enter into any employment, severance or other Contract with any officer, employee, independent contractor or consultant of the Company or any of their respective Subsidiaries; (C) grant or provide any severance or termination payments or benefits to any director, officer, employee, independent contractor or consultant of the Company or any of their respective Subsidiaries, or (D) discretionarily accelerate the vesting or payment of any equity or equity-based award held by any director, officer, employee, independent contractor or consultant of the Company or any of their respective Subsidiaries where the Company would have continuing obligations with respect to such awards after the Closing;

(ix)       make any material reductions in any Company’s work force;

(x)        make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

(xi)       transfer or exclusively license to any Person any Intellectual Property owned by or exclusively licensed to any Company, or materially amend or modify, permit to lapse or fail to preserve any Registered IP, Licensed IP or other Intellectual Property that is material to the business of any Company, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(xii)      (A) enter into, amend in any material respect or terminate any Contract which is material to any Company, other than in the Ordinary Course of Business; or (B) waive or assign any material right under, any material Contract or enter into any Contract that would be a material Contract outside of the Ordinary Course of Business;

(xiii)        cancel, release or assign any Indebtedness to any Person, or any claims held by any such Person, except pursuant to contracts or agreements in force at the date of this Agreement;

(xiv)        introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, other than in the Ordinary Course of Business;

(xv)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xvi)        establish any Subsidiary or alter its business as currently operated, establish any new line of business or enter into any business other than the business as currently operated;

(xvii)        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xviii)        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP;

(xix)        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, any of the Sellers, the Company or any of their respective Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company’s financial statements;

(xx)        close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xxi)        (A) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business consistent with past practice or (B) adopt or implement any equityholder rights plans;

(xxii)        make capital expenditures in excess of $50,000 individually for any project (or set of related projects), or $100,000 in the aggregate;

(xxiii)        (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) liquidate, dissolve, merge or consolidate with or into any other Person, restructure, recapitalize or otherwise reorganize or make other changes in the capital structure of any Company;

(xxiv)        voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate other than pursuant to the terms of a material Contract or Benefit Plan;

(xxv)        sell, lease, license, transfer, exchange or swap, mortgage pledge, encumber (including securitizations), or otherwise dispose of any of its properties, assets or rights or any portion thereof;

(xxvi)        enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxvii)        take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxviii)        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business consistent with past practice);

(xxix)        take any action which would reasonably prevent or conflict with the consummation of the transactions contemplated by this Agreement; or

(xxx)        authorize, agree or otherwise commit to do or take any of the foregoing actions.

6.3        Notification of Certain Matters. During the Interim Period, each of the parties shall give prompt notice to the other parties if such party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in ARTICLE VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached; provided, however, that if a party has the right to, but does not elect to, terminate this Agreement or begin procedures to terminate this Agreement (including by providing the written notice required by Section 8.1(d) or 8.1(e), as applicable) within five (5) Business Days of its receipt of such notice, then such party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

6.4        Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE IX in which case, the costs and expense will be borne by the parties as set forth in ARTICLE IX). Each Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of, and Sellers will provide to Buyer, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Company.

6.5        Confidentiality. The Company and each Seller will, and will cause their respective Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer’s prior written consent; (b) in the event that a Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 6.5; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.5, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information shall not include any information which, at the time of disclosure by Seller or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement by a Seller or its Representatives. Notwithstanding anything else herein, the Company and each Seller are permitted to disclose the transactions contemplated in this Agreement and the Ancillary Documents to (i) any Person for whom consent, notice, waiver or approval is required in connection with such transactions, solely for the purpose of satisfying such consent, notice, waiver or approval requirement, (ii) their Representatives, (iii) their stockholders, limited partners and other holders of securities, (iv) the courts, the Independent Expert or an arbitrator pursuant to Sections 1.5, 9.4 and 10.10, (v) any Tax Governmental Authority in connection with any tax audit, examinations or other similar tax Action involving any tax return or tax matter, and (vi) any Governmental Authority to the extent necessary or advisable in compliance with Law.

6.6        Publicity.

(a)        No party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of the Company or the Sellers, as required by applicable Law after conferring with Buyer concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Buyer or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

(b)        Notwithstanding the foregoing in Section 6.6(a), Buyer and its Affiliates shall have the right to issue a press release announcing the execution of this Agreement (the “Signing Press Release”); provided that the contents of such Signing Press Release shall be mutually agreeable to the parties. Promptly after the issuance of the Signing Press Release, Buyer and its Affiliates shall have the right to file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Seller Representative may review and comment upon prior to filing (and Buyer shall consider such comments in good faith). After the Closing (but in any event within four (4) Business Days thereafter), Buyer and its Affiliates shall have the right to issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”); provided that the contents of such Closing Press Release shall be mutually agreeable to the parties. Promptly after the issuance of the Closing Press Release, Buyer and its Affiliates shall have the right to draft and file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative may review and comment upon prior to filing (and Buyer shall consider such comments in good faith). For the avoidance of doubt, neither the Seller Representative nor the Company shall have any right to consent or approve, or deny consent or approval with respect to, the Signing Filing or the Closing Filing.

6.7        No Trading. The Company and the Sellers acknowledge and agree that each is aware, and that the Company’s Affiliates are aware (and to the Knowledge of the Seller Parties each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and each Seller hereby agree that, while such party is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Buyer), communicate such information to any third party, take any other action with respect to the Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8        Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Company, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times during normal business hours and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE IX in which case, the costs and expense will be borne by the parties as set forth in ARTICLE IX).

6.9        Agreement Regarding Intellectual Property. Each Seller has already disclosed or will disclose to the Company as of the Closing any and all Intellectual Property developed by such Seller on behalf of the Company or relating to the business of the Company, including Intellectual Property used in the Company’s business, and Intellectual Property intended for future use in the Company’s business, and each does hereby assign to the Company any and all right, title and interest that such Seller may have in and to such Intellectual Property. Each Seller represents that it has not made any assignment of, or granted any rights in any such Intellectual Property to any Person other than the Company, and has not disclosed such Intellectual Property to any third party. Upon Buyer’s or the Company’s request at any time, including any time after the Closing, such Seller will execute and deliver to Buyer or the Company such other documents as Buyer or the Company reasonably deems necessary or desirable to vest in the Company the sole ownership of and exclusive worldwide rights in and to, all of such Intellectual Property. Each Seller will deliver to the Company all copies or embodiments of such Intellectual Property in any media in such Seller’s possession at or prior to the Closing.

6.10       Release and Covenant Not to Sue. Effective as of the Closing, each Seller hereby releases and discharges the Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Seller now has, has ever had or may hereafter have against the Company relating to being a stockholder, director, officer or employee of the Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to (i) any claims a Seller may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document, (ii) compensation not yet paid to any director, officer, employee or consultant of the Company, (iii) reimbursement for expenses incurred by a Seller in the Ordinary Course of Business, (iv) any outstanding contractual obligations of the Company to indemnify directors and officers, and (v) any obligations under the Governing Documents as in effect immediately prior to the Closing or applicable Law with respect to the indemnification of directors and officers.

6.11       Tax Matters.

(a)        The Seller Representative will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Any Tax Returns filed pursuant to this Section 6.11(a) must be consistent with the prior Tax Returns of the Company unless otherwise required by applicable Laws. No later than twenty (20) days prior to filing, the Seller Representative will deliver to Buyer all such Tax Returns and any related work papers and will permit Buyer to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer. The parties hereto agree that any income Tax deduction arising from the third-party expenses and bonuses, option cashouts, restricted stock cashouts or other compensation payments made by the Company in connection with the Purchased Shares shall be allocable to the Tax period ending on or prior to the Closing Date (or the portion of the period ending on the Closing Date with respect to a Tax Period that includes but does not end on the Closing Date).

(b)        To the extent that any Tax Returns of the Company relate to any Tax periods which begin on or before the Closing Date and end after the Closing Date, Buyer will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company unless otherwise required by applicable Laws and file or cause to be filed any such Tax Returns. Buyer will permit the Seller Representative to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by the Seller Representative unless otherwise required by applicable Law.

(c)        For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the Company unless otherwise required by applicable Law.

(d)        All Tax sharing agreements or similar agreements with respect to or involving the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any Liability thereunder, in each case other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax.

(e)        All Taxes imposed in connection with the transfer of the Purchased Shares (“Transfer Taxes”), whether such Taxes are assessed initially against Buyer, any Seller Party or any of their respective Affiliates, shall be borne and paid fifty percent (50%) by the Buyer and fifty percent (50%) severally and not jointly by Sellers.

(f)        Except to the extent the applicable Tax position is not supportable by substantial authority under applicable Law, Buyer shall not take (and following the Closing, Buyer shall prevent the Company from taking) the following actions with respect to a Tax period ending on or prior to the Closing Date (or a Tax Period that includes but does not end on the Closing Date), without the prior written consent of the Seller Representative, if such action could form the basis for an indemnity claim against the Sellers under this Agreement: (i) amend or cause the amendment of any Tax Return of the Company, (ii) make or change any Tax election regarding the Company, (iii) agree to the extension or waiver of the statute of limitations period or take any other action that has the effect of extending the period of assessment or collection of any Taxes of or with respect to the Company, (iv) file any Tax Return of the Company in any jurisdiction if the Company did not file a comparable Tax Return involving similar Tax items in such jurisdiction in the immediately preceding Tax period, or (v) initiate any discussion or enter into any voluntary disclosure program (or similar program or agreement) with a Governmental Authority regarding any Tax (whether asserted or unasserted) or Tax Return with respect to the Company.

6.12       Continuing Employees. All employees of the Company who will continue in employment with the Company, Buyer or one of its Subsidiaries immediately following the Closing (the “Continuing Employees”) will participate in the health, welfare and other benefit programs of Buyer that in the aggregate are substantially equivalent to those applicable to employees of Buyer in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits), which benefits programs of Buyer may be modified or discontinued at any time in the sole discretion of Buyer. Service with the Company will be included for purposes of determining eligibility to participate in Buyer’s health, welfare and other benefit programs and for determining the accrual rate of benefits, including (without limitation) the vacation or paid-time off accrual rate, unless prohibited by the applicable benefit plan. For the avoidance of doubt, the Continuing Employees shall not be guaranteed employment after the Closing and shall remain at-will employees.

6.13       280G Matters. Prior to the Closing, the Company shall take all actions necessary to solicit shareholder consent in a manner that meets the shareholder approval requirements of Section 280G(b)(5) of the Code and Treasury Regulation Section 1.280G-1, such that no accelerated vesting of the Company’s outstanding stock options or restricted stock, and no payment of any other amounts in connection with or in anticipation of the Transactions (whether or not accelerated), will result in the disallowance of a deduction to the Company under Section 280G of the Code.

6.14       Waiver of Investor Rights. The Company and each Seller hereby waive all rights of first refusal and consent rights that may apply to the transfers of the Purchased Shares contemplated by and consummated in connection with the Transactions, including, without limitation the rights set forth in (i) the Governing Documents, (ii) the Investors’ Rights Agreement, dated July 12, 2018, as amended to date, by and among the Company and the parties listed therein, (ii) the Right of First Refusal and Co-Sale Agreement, dated July 12, 2018, by and among the Company and the parties listed therein, and (iii) the Voting Agreement, dated July 12, 2018, by and among the parties listed therein.

ARTICLE VII
CONDITIONS TO CLOSING

7.1        Conditions to Each Party’s Obligations. The obligations of each party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Sellers and Buyer of the following conditions:

(a)        Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(b)        No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

7.2        Conditions to Obligations of the Seller Parties. In addition to the conditions specified in Section7.1, the obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)        Representations and Warranties. All of the representations and warranties of Buyer set forth in this Agreement and in any certificate delivered by Buyer pursuant hereto, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Buyer.

(b)        Agreements and Covenants. Buyer shall have performed in all material respects all of Buyer’s obligations and complied in all material respects with all of Buyer’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)        Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to Sellers the following, each in form and substance reasonably acceptable to the Company:

(i)        a certificate, dated the Closing Date, signed by an executive officer of Buyer in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b);

(ii)       a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Buyer’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or otherwise bound;

(iii)      evidence of the payment of the portion of the Closing Purchase Price required by Section 1.3 to be paid at the Closing;

(iv)      the Employment Agreements duly executed by Buyer;

(v)       the Non-Competition Agreement duly executed by Buyer; and

(vi)      the Escrow Agreement duly executed by Buyer.

7.3        Conditions to Obligations of Buyer. In addition to the conditions specified in Section7.1, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Buyer) of the following conditions:

(a)        Representations and Warranties. All of the representations and warranties of the Seller Parties set forth in this Agreement and in any certificate delivered by the Sellers or the Company shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or any Seller.

(b)        Agreements and Covenants. The Company and each Seller shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by any of them on or prior to the Closing Date

(c)        No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

(d)        Closing Deliveries by Selling Parties. At or prior to the Closing, the Selling Parties will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(i)        a certificate, dated the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b) solely by the Company;

(ii)       a certificate from the Company’s secretary or other executive officer certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Company’s stockholders and the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound;

(iii)      Stock powers duly executed in blank and in a form reasonably acceptable to Buyer necessary to transfer the Purchased Shares to Buyer on the books and records of the Company;

(iv)      the required notices, consents, Permits, waivers authorizations, orders and other approvals listed in Schedule 7.3(d)(iv), and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(v)       payoff letters from the Company’s creditors in form and substance reasonably acceptable to Buyer that will release and extinguish all (i) Indebtedness of the Company and (ii) Liens on any of the assets of the Company, in each case, upon the payment set forth in Section 1.3(e);

(vi)      the Non-Competition and Non-Solicitation Agreement by and between Buyer and each significant stockholder of the Company Stockholder, listed on Annex II hereto (the “Significant Company Stockholders) in the form attached as Exhibit B hereto (the “Non-Competition Agreement”), duly executed by each Significant Company Stockholder;

(vii)      the Employment Agreements by and between each of the individuals set forth on Schedule 7.3(d)(vii) and Buyer, in the forms attached as Exhibit C hereto (the “Employment Agreements”), duly executed by each party thereto;

(viii)     the Escrow Agreement duly executed by the Seller Representative.

(ix)       a good standing certificate for the Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper state official in its jurisdiction of organization and each other jurisdiction set forth on Schedule 7.3(d)(ix);

(x)        the Estimated Closing Statement in accordance with Section 1.4;

(xi)       resignations effective immediately upon the Closing of the directors and officers of the Company in their capacities as directors and/or officers, as requested by Buyer;

(xii)      evidence of the termination of each contract or arrangement set forth on Schedule 7.3(d)(xii) in each case effective at or prior to the Closing;

(xiii)     evidence reasonably acceptable to Buyer that the requisite Sellers have approved any potential excess parachute payments under Section 280G of the Code; and

(xiv)      evidence reasonably acceptable to Buyer that all Intellectual Property set forth in Schedule 4.13(a) is owned by the Company and (b) such ownership has been recorded in, or is in the process of being recorded in, the relevant Intellectual Property Office in each jurisdiction. For avoidance of doubt, the Company’s ownership of all U.S. patents and patent applications has been recorded in U.S. Patent and Trademark Office (PTO) and assignments to the Company of all U.S. trademarks have been recorded in the USPTO or have been filed in the USPTO for recordation.

7.4        Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by the failure of such party or its Affiliates (or with respect to any Seller or any Company) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION

8.1        Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)        by mutual written consent of Buyer and the Seller Representative;

(b)        by written notice by Buyer or the Seller Representative if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by April 30, 2019 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party if the breach or violation by such party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)        by written notice by either Buyer or the Seller Representative if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)        by written notice by the Company, if (i) there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Seller Representative or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time any Seller or the Company is in material breach of this Agreement; or

(e)        by written notice by Buyer, if (i) there has been a breach by any Seller or the Company of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Buyer or (B) the Outside Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time Buyer is in material breach of this Agreement; or

(f)        by written notice by Buyer if there shall have been a Material Adverse Effect on the Company following the date of this Agreement.

8.2        Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable party to the other applicable parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party or any of their respective Representatives, and all rights and obligations of each party shall cease, except: (i) Sections 6.5 (Confidentiality), 6.6 (Publicity), 6.7 (No Trading), 8.3 (Fees and Expenses), ARTICLE X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud claim against such party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Section 8.3 and this Section 8.2, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3        Fees and Expenses. In the case of a termination in accordance with Section 8.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a party hereto or any of its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1        Survival. All representations and warranties of Sellers and Buyer contained in this Agreement and any Ancillary Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until 11:59 p.m. pacific standard time on the 18 month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.18 (Tax Matters), 4.19 (Environmental Matters) and 4.20 (Employee Benefits Plans) shall survive until 30 days after the expiration of the applicable statute of limitations, (ii) the representations and warranties contained in Sections 4.1 (Organization and Qualification), 4.2 (Authorization and Binding Effect; Corporate Documentation), 4.3 (Title to the Purchased Shares), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.26 (No Brokers), 5.1 (Organization and Qualification), 5.2 (Authorization), and 5.4 (No Brokers) will survive until 11:59 p.m. pacific standard time on the five year anniversary of the Closing Date (such representations and warranties in clauses (i) through (ii), collectively, the “Special Reps”). For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 9.1. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All pre-Closing covenants, obligations and agreements of the parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall expire and be of no further force or effect as of the Closing. All other covenants, obligations and agreements that are to be performed after the Closing shall survive the Closing and continue until fully performed in accordance with their terms or, if no such term is expressly contemplated, the date which is the expiration of all applicable statute of limitations related to the underlying subject matter of such covenants, obligations and agreements. A claim for indemnification under any subsection of Section 9.2 or 9.3 other than clauses (a) may be made until 11:59 p.m. pacific standard time on the five year anniversary of the Closing Date. For avoidance of doubt, the parties agree that for matters, disputes, and claims governed by Delaware law under this Agreement and the Ancillary Documents such documents shall not give effect to Section 8106(c) of the Delaware code.

9.2        Indemnification by Sellers. Except as otherwise limited by this ARTICLE IX, the Sellers shall severally and not jointly indemnify, in accordance with each Seller’s Pro Rata Indemnity Share, defend and hold harmless Buyer and its Representatives and any assignee or successor thereof (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse Buyer Indemnified Parties for, any and all losses, Actions, Orders, liabilities, damages (including consequential damages), Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by a Seller Party in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by the Company hereto in connection with or pursuant to this Agreement; (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of a Seller or, at or prior to the Closing, the Company contained in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by the Company hereto in connection with or pursuant to this Agreement; (c) any underestimation of the Transaction Expenses, or the amount of Net Debt set forth in the Estimated Closing Statement; (d) any and all Liabilities for (i) Taxes of the Company (including pursuant to Section 409A of the Code) attributable to any Tax period ending on or prior to the Closing Date (determined with respect to taxable periods that begin before and end after the Closing Date in accordance with the allocation provisions of 6.11(c)) in excess of the amount of Taxes reflected as a current liability in the computation of the Net Working Capital in the Final Statement or (ii) Sellers’ portion of the Transfer Taxes; (e) any Action by Person(s) who were holders of equity securities of the Company, including stock options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; (f) any claims asserted by any shareholder, creditor or trustee of MedCision related to the sale of the Bankruptcy Assets by MedCision to Broad Oak, (g) any claims asserted by ABX Engineering, Inc. (up to an aggregate amount equal to One Hundred Forty Thousand Dollars ($140,000)) with respect to amounts allegedly owed to ABX Engineering, Inc. by MedCision or (h) any matter described on Schedule 9.2.

9.3        Indemnification by Buyer. Except as otherwise limited by this ARTICLE IX, Buyer shall indemnify, defend and hold harmless each Seller and its Representatives and any assignee or successor thereof (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by Buyer hereto in connection with or pursuant to this Agreement; or (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Buyer or, after the Closing, the Company contained in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by Buyer hereto in connection with or pursuant to this Agreement.

9.4        Indemnification Procedures.

(a)        For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 9.2 or 9.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions. Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative will have the sole and exclusive right to act on behalf of the Seller Indemnified Parties with respect to any indemnification claims made pursuant to this ARTICLE IX, including bringing and settling any claims hereunder and receiving any notices on behalf of the Seller Indemnified Parties.

(b)        In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Buyer, the applicable third party claimant is a Governmental Authority or a then-current material customer of Buyer, the Company or any of their respective Affiliates; (iii) if the Indemnitor is Buyer, an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Buyer, the Company or their respective Affiliates; (iv) outside counsel to the Indemnitee has informed Indemnitee that there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense; (v) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; or (vi) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 9.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned and the Indemnitor shall not be responsible for any additional Losses above the compromise or settlement amount to the extent the Indemnitee withholds its consent. The Indemnitee will have the right to participate in the defense of any claim with a counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(c)        In order to be valid, any indemnification claim that does not arise from a third-party claim must be asserted in good faith by a written notice to the Indemnitor setting forth: (i) that Indemnitee has directly or indirectly incurred, paid, sustained, reserved or accrued, or reasonably anticipates that it may directly or indirectly incur, pay, sustain, reserve or accrue, Losses, (ii) with reasonable specificity the amount claimed and (iii) the underlying facts, in reasonable detail, supporting such claim to the extent then known by the Indemnitee, including the basis for such anticipated liability and the nature of the breach to which such Losses are related (including the clause of ARTICLE IX giving rise to the indemnity obligation). The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee. If the Indemnitor does not respond within thirty (30) days, the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice. If the Indemnitor responds in such thirty (30) day period and rejects such claim in whole or in part, the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement (subject to Section 10.16), any other Ancillary Documents or applicable Law.

9.5        Limitations on Indemnification. No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 9.2 or 9.3, as the case may be: (w) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; (x) to the extent Losses incurred by the Buyer Indemnified Parties in the aggregate under clause (a) of Section 9.2 or by the Seller Indemnified Parties in the aggregate under clause (a) of Section 9.3, as applicable, exceed an amount equal to One Million Dollars ($1,000,000) (the “Indemnification Cap”); provided, that with respect to any claims for breaches of any Special Reps, the Indemnification Cap shall be equal to the Purchase Price; (y) other than with respect to the Special Reps, the Indemnity Escrow Fund shall be the sole source of funds under this Agreement to satisfy Losses incurred by the Buyer Indemnified Parties in the aggregate under clause (a) of Section 9.2; and (z) unless and until the actual Losses of the Buyer Indemnified Parties, collectively, or the Seller Indemnified Parties, collectively, as applicable, exceed an aggregate amount equal to One Hundred Fifty Thousand Dollars ($150,000) (the “Basket”), in which case the applicable Indemnitor(s) shall be obligated to the Indemnitee(s) for the amount of all Losses of the Indemnitee(s) in excess of the Basket; provided, however, that the Basket and the Indemnification Cap shall not apply to (i) indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates) and (ii) indemnification claims based in whole or in part upon Fraud. The Basket and the Indemnification Cap shall apply only to indemnification claims made under clause (a) of Section 9.2 or 9.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 9.2 or 9.3 (collectively such Losses, “Exempted Losses”). With respect to any indemnification claims for Exempted Losses, no Seller shall be liable for an amount greater than such Seller’s Pro Rata Indemnity Share of the Purchase Price actually received by all Sellers. For avoidance of doubt, the maximum liability of each Seller for all indemnifiable matters (including the Exempted Losses) shall be limited to such Seller’s Pro Rata Indemnity Share of the Purchase Price actually received by all Sellers (inclusive of his, her or its contribution to the Escrow Fund). Losses shall not include any exemplary or punitive damages, except in each case to the extent actually awarded to a third-party who is not a party to this Agreement or an Affiliate of a party to this Agreement. Notwithstanding anything to the contrary herein, Losses for purposes of this ARTICLE IX shall not include any amounts actually taken into account in the calculation of the Adjustment Amount (it being understood and agreed that the intent of this provision is to avoid duplication or “double counting” of the same Liability hereunder). Indemnitee shall take commercially reasonable efforts to mitigate any of its Losses promptly upon becoming aware of any event that would reasonably be expected to, or does, give rise to Losses that are indemnifiable hereunder, in each case, to the same extent as it would if such Losses were not subject to indemnification hereunder. Any Losses for which an Indemnitee is entitled to indemnification under this ARTICLE IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant, agreement or otherwise. In addition, notwithstanding anything to the contrary in this Agreement, the Sellers shall not be liable for (i) any Taxes of the Company incurred on the Closing Date after the Closing that are outside the ordinary course of business of the Company consistent with past practices and any Taxes of the Company attributable to the Tax period beginning after the Closing Date (or the portion of the period beginning after the Closing Date with respect to a Tax Period that includes but does not end on the Closing Date), (ii) any Taxes that have been reflected in the calculation of the Net Working Capital in the Final Statement, (iii) the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company (e.g., net operating loss or net operating carryforward), including the ability of Buyer or any of its Affiliates to utilize such Tax assets or Tax attributes after the Closing, or (iv) any Taxes resulting from an election made under Code Section 338 or under any comparable provisions of any other state, local or foreign laws with respect to the purchase of the Purchased Shares pursuant to this Agreement.

9.6        General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE IX, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any. No Seller will have any right to seek contribution from the Company or Buyer with respect to all or any part of such Seller’s indemnification obligations under this ARTICLE IX. The Buyer Indemnified Parties will not be required to make any claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company to Buyer hereunder or under any Ancillary Document to which the Company is a party, and may solely seek action against Sellers. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party may take any position inconsistent with such characterization.

9.7        Timing of Payment; Right to Set-Off. Any indemnification obligation of an Indemnitor under this ARTICLE IX will be paid within three (3) Business Days after the determination of such obligation in accordance with Section 9.4. The provisions of this ARTICLE IX notwithstanding, at its sole discretion and without limiting any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that a Buyer Indemnified Party is entitled to indemnification hereunder, if a Seller fails or refuses to promptly indemnify such Buyer Indemnified Party as provided herein then Buyer (or any other Buyer Indemnified Party) may offset the full amount to which such Buyer Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to such Seller pursuant to this Agreement or any Ancillary Document, including any amounts owed by Buyer pursuant to any outstanding indemnification claim, and any Earnout Payments otherwise payable hereunder.

9.8        Exclusive Remedy. Except with respect to (a) Section 1.5 and the calculation of the Adjustment Amount, (b) Section 10.9, and (c) Actions arising out of or relating to Fraud, each of the parties hereto acknowledges and agrees that the indemnification provisions set forth in this ARTICLE IX shall be the sole and exclusive remedy of the parties with respect to any breaches by the Seller Parties of the representations, warranties, covenants, or agreements set forth in this Agreement or any of the certificates and instruments to be executed or delivered by the Company hereto in connection with or pursuant to this Agreement. Nothing in this Section 9.8 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's Fraud.

ARTICLE X
GENERAL PROVISIONS

10.1        Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, Buyer will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, and the Seller Parties will bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date. Sellers agree that the fees and expenses of the Seller Parties for periods on or before the Closing Date will be paid by Sellers or by Buyer on behalf of Sellers in accordance with Section 1.3(e). Sellers will bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any costs and expenses incurred by the Seller Representative on their behalf, subject to the provisions of this Agreement.

10.2        Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, not to be withheld) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Seller Representative, any Seller or, prior to the Closing, the Company, to:	with a copy (which will not constitute notice) to:
Timothy C. Bush	Orrick, Herrington & Sutcliffe LLP
1070 Gray Fox Circle	1000 Marsh Rd.
Pleasanton, CA 94566	Menlo Park, CA 94025
Telephone No: (408) 826-1633	Attn: Peter Cohn, Esq.
Email: tbassoc@comcast.net	Facsimile No.: (650) 614-7401
Telephone No: (650) 614-7420
Email: pcohn@orrick.com

If to Buyer or, after the Closing, the Company, to:	with a copy (which will not constitute notice) to:
BioLife Solutions, Inc.	Ellenoff Grossman & Schole LLP
303 Monte Villa Parkway, Suite 310,	1345 Avenue of the Americas, 11th Floor
Bothell, Washington, 98021	New York, New York 10105
Attention: Roderick de Greef	Attention: Barry Grossman, Esq.
Facsimile No.: (425) 402-1433	Facsimile No.: (212) 370-7889
Telephone No.: (425) 402-1400	Telephone No.: (212) 370-1300

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.3        Sellers Not Authorized to Act on Behalf of Buyer. In the event that a Seller becomes a director, officer, employee or other authorized agent of Buyer or its Affiliates (including, after the Closing, the Company), such Seller shall have no authority, express or implied, to act or make any determination on behalf of Buyer or its Affiliates in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby and thereby or any dispute or Action with respect thereto.

10.4        Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.5        Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 10.5 will be null and void ab initio; provided, however, that after the Closing, Buyer and the Company may assign its rights and benefits hereunder (i) to any Affiliate of Buyer or the Company, as applicable (provided, that Buyer or the Company, as applicable, shall remain primarily responsible for its obligations hereunder and the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder), (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or all or substantially all of the assets of the Company or a majority of the outstanding equity securities of Buyer or the Company (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder) or (iii) as security to any Person providing debt financing to Buyer for the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto. Notwithstanding the foregoing, the parties acknowledge that any replacement Seller Representative shall automatically become a party to this Agreement in place of the replaced Seller Representative upon his or her appointment and acceptance in accordance with Section 10.14 hereof.

10.6        No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

10.7        Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

10.8        Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

10.9        Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each of Buyer, the Company and the Seller Representative shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

10.10       Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Sections 1.5(b), 2.2 and 10.16, for purposes of any Action arising out of or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New Castle County, State of Delaware, (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 10.10, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

10.11       Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to any status includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement. To the extent that any Contract, document, certificate or instrument is represented or warranted to by a Seller Party to be given, delivered, provided or made available by any Seller Party, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer, such Contract, document, certificate or instrument shall have been posted to the Data Site, and Buyer and their Representatives shall have been given access to the electronic folders containing such information through the Closing.

10.12       Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

10.13       Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

10.14       Seller Representative.

(a)        By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Timothy C. Bush (in such capacity, the “Seller Representative”) as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the Ancillary Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents, including: (i) agree upon or compromise any matter related to the calculation of any adjustments to the Purchase Price; (ii) direct the distribution of the Purchase Price among Sellers; (iii) act for Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of Sellers any indemnification claim made by or against Sellers, if any; (iv) act for Sellers with respect to all post-Closing matters; (v) terminate, amend or waive any provision of this Agreement; provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature; (vi) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his or her sole discretion, deems necessary or advisable in the performance of his or her duties as the Seller Representative and to rely on their advice and counsel; (vii) incur and pay expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receive all or any portion of the Purchase Price and to distribute the same to Sellers according to this Agreement; (ix) sign any releases or other documents with respect to and dispute or remedy arising under this Agreement or the Ancillary Documents; and (x) do or refrain from doing any further act or deed on behalf of Sellers which the Seller Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting. The Seller Representative hereby accepts his or her appointment and authorization as the Seller Representative under this Agreement.

(b)        The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable, and any other Person, including Buyer, the Company and any other Buyer Indemnified Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of Sellers hereunder or any Ancillary Document to which it they are a party. Each Buyer Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any claims for indemnification by a Buyer Indemnified Party pursuant to ARTICLE IX hereof, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller Indemnified Party shall have any cause of action against any Buyer Indemnified Party for any action taken by a Buyer Indemnified Party in reliance upon the instructions or decisions of the Seller Representative. No Buyer Indemnified Party shall have any liability to Sellers for any allocation or distribution among Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative.

(c)        The Seller Representative will act for Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of Sellers, but the Seller Representative will not be responsible to Sellers for any loss or damage that any Seller may suffer by reason of the performance by the Seller Representative of such Seller Representative’s duties under this Agreement, other than loss or damage arising from fraud, gross negligence or willful misconduct in the performance of the Seller Representative’s duties under this Agreement. Sellers do hereby severally and not jointly agree to indemnify and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the fraud, gross negligence or willful misconduct of the Seller Representative. The Seller Representative will be entitled to a $10,000 fee for the performance of his or her services hereunder, and will be entitled to the payment from the Sellers of all his or her expenses incurred as the Seller Representative. No bond shall be required of the Seller Representative. The Seller Representative shall be entitled to withdraw cash amounts held in the Seller Representative Amount in reimbursement for its out-of-pocket expenses incurred in performing its obligations under this Agreement. Any portion of the Seller Representative Amount remaining after the completion of the Seller Representative’s duties, shall be promptly paid by the Seller Representative to Sellers in accordance with their respective Pro Rata Common Equivalent Share. The Seller Representative Amount shall be deemed to have been received by Sellers at the Closing (in accordance with their respective Pro Rata Common Equivalent Share) for U.S. federal and applicable state and local income Tax purposes, but any withholding in respect thereof shall be satisfied from other sources owing to Sellers on the Closing Date.

(d)        If the Seller Representative shall die, become disabled, resign or otherwise be unable to fulfill his or her responsibilities as agent of Sellers, then Sellers shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter (but in any event within two (2) Business Days after such appointment), shall notify Buyer in writing of the identity of such successor. Any such successor shall be appointed by the written consent of Sellers, and any successor so appointed shall become the “Seller Representative” for purposes of this Agreement. A vacancy in the position of Seller Representative may be filled by the vote of Sellers holding a majority in interest of the Escrow Accounts.

(e)        All notices or other communications required to be made or delivered by Buyer to a Seller pursuant to this Agreement shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of Buyer to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 10.14(d) of the replacement of the Seller Representative).

(f)        After the Closing, Buyer shall afford the Seller Representative and its Representatives reasonable access (electronically to the greatest extent possible) during business hours and with prior notice to the Buyer, during the period from the date of receipt of a written notice for indemnity until all claims related to such notice are resolved to the books, records and working papers of Buyer and its Affiliates related to such indemnity claim, each of their respective personnel and any other information of Buyer or its Affiliates that the Seller Representative reasonably requests relating to the such indemnity claims, and Buyer and its Affiliates shall cooperate with the Seller Representative and its Representatives in connection therewith.

10.15       Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Seller Representative has retained Orrick, Herrington & Sutcliffe LLP (“Orrick”) to act as its counsel in connection with the transactions contemplated hereby. Buyer hereby agrees that in the event of a dispute under this Agreement, the Ancillary Documents and the documents and instruments contemplated hereby and thereby related to the transactions contemplated hereby or thereby that arises after the Closing between Buyer Indemnified Parties, on the one hand, and the Seller Representative and Sellers, on the other hand, Orrick may represent the Seller Representative and/or Sellers in such dispute even though the interests of the Seller Representative and/or Sellers may be directly adverse to the Buyer Indemnified Parties, and even though Orrick may have represented the Company in a matter substantially related to such dispute; provided, however, this sentence shall not apply if and to the extent (a) Orrick is then representing the Buyer Indemnified Parties and (b) such representation of such member of the Buyer Indemnified Parties would require Orrick to either refrain from representing the Seller Representative and/or Sellers or obtain the informed consent of the Seller Representative and/or Sellers and the applicable member of the Buyer Indemnified Parties under applicable Laws or applicable ethical standards governing attorney conduct. Buyer further agrees that, as to all communications among Orrick, the Company, the Seller Representative and/or any Seller that relate in any way to the transactions contemplated hereby or a similar transaction prior to the Closing (the “Protected Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Protected Communications (the “Associated Rights”) belong to the Seller Representative and Sellers and may be controlled by the Seller Representative and Sellers and shall not pass to or be claimed by Buyer, the Company (after Closing) or any of their Subsidiaries; provided, however, the parties hereto expressly agree that the Protected Communications and Associated Rights shall not include any communications at or prior to the Closing among Orrick, the Company, the Seller Representative and/or any Seller: (i) relating to (A) the pre-Closing operation by the Company of its business other than the negotiation of the transactions contemplated hereby or a similar transaction prior to the Closing or (B) Fraud (whether related to the negotiation of the transactions contemplated hereby or a similar transaction prior to the Closing or otherwise); or (ii) with respect to which the attorney-client privilege could not validly be asserted by the Company prior to the Closing. Notwithstanding the foregoing, (x) in the event that a dispute arises between Buyer Indemnified Parties, on the one hand, and a third party other than the Seller Representative or a Seller, on the other hand, Buyer Indemnified Parties may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that Buyer Indemnified Parties may not waive such privilege without the prior written consent of the Seller Representative and (y) if Buyer is legally required by order of a Governmental Authority to access or obtain a copy of all or a portion of the Protected Communications, Buyer shall be entitled to access or obtain a copy of and disclose the Protected Communications to the extent necessary to comply with any such order.

10.16       Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.16) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.16. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Wilmington, Delaware, and the language of the arbitration shall be English.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

BIOLIFE SOLUTIONS, INC.

By:	/s/ Michael Rice
Name: Michael Rice
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

The Company:

ASTERO BIO CORPORATION

By:	/s/ Samuel Z. Kent
Name: Samuel Z. Kent
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Seller Representative:

/s/ Timothy C. Bush
Timothy C. Bush

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:

/s/ Samuel Z. Kent
Samuel Z. Kent

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:

/s/ Timothy C. Bush
Timothy C. Bush

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:

/s/ Brian Schryver
Brian Schryver

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:

***
***

[Signature Page to Stock Purchase Agreement]

Exhibit A
Definitions

1.        Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“2019 Revenue Target” means ***.

“2020 Revenue Target” means ***.

“2021 Revenue Target” means ***.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Escrow Agreement, the Non-Competition Agreements, the Employment Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Astero Revenue” means with respect to any designated period of time, the amount of revenue of the Company, for such period, as determined in accordance with cash basis accounting, consistently applied.

“Base Price” means an amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000), consisting of (i) the Initial Cash Payment and (ii) the Product Milestone Payment.

“Benefit Plan” means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company, or with respect to which the Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Bankruptcy Assets” means the assets of MedCision initially acquired by BroadOak in a bankruptcy sale pursuant to an Asset Purchase Agreement dated as of April 2, 2018, which was approved by an order of the United States Bankruptcy Court for the Northern District of California (Case No. 17-31272) dated May 4, 2018, and which assets were contributed to the Company by BroadOak on July 12, 2018.

***

*** Illustrates the portion of the agreement that is confidential information

***

“BroadOak” means collectively, BroadOak Fund II LLC, a Delaware limited liability company and BroadOak Fund III LLC, a Delaware limited liability company.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Seattle, Washington or San Francisco, California.

“Cash” means the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including, without limitation, all cash in bank accounts and cash on hand, restricted cash, cash on deposit, cash deposited with third parties and cash posted for bonds or with respect to escrows) of the Company.

“Closing Purchase Price” means an amount equal to the Base Price minus (without duplication) (ii) the Net Debt, plus (iii) the Net Cash, minus (iv) the amount of Outstanding Transaction Expenses, and (v) minus the Net Working Capital Adjustment Amount (if Net Working Capital is less than the Net Working Capital Target) or plus the Net Working Capital Adjustment Amount (if Net Working Capital is greater than the Net Working Capital Target).

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Capital Stock” means the Common Stock, the Founders Preferred Stock and the Preferred Stock.

“Capital Stock Amount” means, with respect to each share of Capital Stock, the amount determined by dividing (a)(i) the Estimated Closing Purchase Price, minus (ii) the Aggregate Preference Amount, by (b) the Common Stock Equivalents Outstanding

***

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Common Stock Equivalents Outstanding” means the sum, without duplication, of (i) the aggregate number of shares of Common Stock that are issued and outstanding immediately prior to the Closing, (ii) the aggregate number of shares of Common Stock that are issued and outstanding immediately prior to the Closing assuming the conversion of all shares of Founders Preferred Stock into Common Stock, (iii) the aggregate number of shares of Common Stock that are issued and outstanding immediately prior to the Closing assuming the conversion of all shares of Preferred Stock into Common Stock, (iv) the aggregate number of shares of Capital Stock that would be issuable upon the conversion of any convertible securities of the Company outstanding immediately prior to the Closing, if any, and (v) the aggregate number of shares of Capital Stock purchasable under or otherwise subject to any rights to acquire shares of Capital Stock (whether or not immediately exercisable) outstanding immediately prior to the Closing, if any.

“Confidential Information” means any information concerning the business and affairs of the Company that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.

*** Illustrates the portion of the agreement that is confidential information

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

***

***

“Data Site” means the on-line data site maintained by or on behalf of the Seller Parties to provide information for Buyer in contemplation of this Agreement and the transactions contemplated hereby.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement, including the Company Disclosure Schedules and the Buyer Disclosure Schedules.

“Earnout Spreadsheet” means ***.

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits” means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founders Preferred Stock” means the Founders Preferred Stock, par value $0.001 per share, of the Company.

*** Illustrates the portion of the agreement that is confidential information

“Fraud” means common law fraud, including the element of scienter, or an intentional misrepresentation with respect to the representations and warranties contained in this Agreement or an Ancillary Agreement. For avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of the Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, (b) all obligations of the Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of the Company issued or assumed for deferred purchase price payments (other than trade payables in the Ordinary Course of Business), (d) all obligations of the Company under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company, whether periodically or upon the happening of a contingency, (f) all obligations of the Company secured by a Lien (other than a Permitted Lien) on any asset of the Company, whether or not such obligation is assumed by the Company, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, notwithstanding the foregoing, Indebtedness shall not include any item included in the calculation of (i) Net Working Capital and (ii) Transaction Expenses.

“Independent Expert” means BDO USA LLP or, if such firm is no longer independent with respect to the parties (i.e., no prior material business relationship with any party for the prior two (2) years) or otherwise does not promptly accept its engagement, another mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm recognized nationally (which appointment will be made no later than ten (10) days after the Dispute Resolution Notice Date); provided, that if the Independent Expert does not accept its appointment or if Buyer and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Dispute Resolution Notice Date, either Buyer or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the Wilmington Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The parties agree that the Independent Expert will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.5.

“Initial Cash Payment” means an amount in cash equal to Eight Million Dollars ($8,000,000).

“Intellectual Property” means rights in all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; and (g) rights of publicity and privacy, and moral rights.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Junior Series A-1 Preferred Stock” means the Junior Series A-1 Preferred Stock, par value $0.001 per share, of the Company.

“Knowledge” means: (i) with respect to the Company, the actual present knowledge of a particular matter by any Significant Company Stockholder or any executive officer or director of the Company, and the knowledge that any such Person would reasonably be expected to have if diligently performing their duties on behalf of the Company; (ii) with respect to any Seller shall mean the actual present knowledge of a particular matter by such Seller; and (iii) with respect to Buyer, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer, without independent inquiry. For avoidance of doubt, with respect to matters involving Intellectual Property, knowledge does not require that such Person conduct or obtain any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance or similar searches.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means, with respect to any Seller Party, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company or (b) does or would reasonably be expected to materially impair or delay the ability of a Seller Party to perform their respective obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to the Company, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to the Company, the industries in which the Company primarily operates and not specifically relating to the Company, (E) a natural disaster or the worsening thereof, and (F) the public announcement, pendency or completion of the transactions contemplated hereby (provided, that in the cases of clauses (A) through (E), the Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as the Company).

“MedCision” means, MedCision, LLC, a Delaware limited liability company.

“Net Cash” means the amount, determined as of 11:59 p.m. on the day before the Closing Date, equal to the greater of (a)(i) the Cash of the Company, minus (ii) the aggregate unpaid and outstanding Indebtedness of the Company, in each case determined in accordance with GAAP on a consolidated basis, and (b) zero (0).

“Net Debt” means the amount, determined as of 11:59 p.m. on the day before the Closing Date, equal to the greater of (a)(i) the aggregate unpaid and outstanding Indebtedness of the Company, minus (ii) the Cash of the Company, in each case determined in accordance with GAAP on a consolidated basis, and (b) zero (0).

“Net Working Capital” means an amount, determined as of 11:59 p.m. on the day before the Closing Date, equal to the difference (whether positive or negative) of (a) the current assets of the Company as of the Closing, minus (b) the current liabilities of the Company as of the Closing, in each case as determined in accordance with GAAP and immediately prior to the consummation of the transactions contemplated by this Agreement; provided, however, that, for purposes of this definition of “Net Working Capital,” whether or not the following is consistent with GAAP, in each case without duplication: (i) “current assets” will exclude (A) any receivable from a Seller, (B) any accounts receivable that has been outstanding for more than ninety (90) days, and (C) any deferred Tax assets; (ii) “current liabilities” will exclude any Indebtedness and Transaction Expenses and deferred Tax liabilities and (iii) “current liabilities” will include (A) all liabilities for accrued Taxes and (B) balance sheet reserves required under GAAP (applied in a manner consistent with prior practices of the Company), including reserves for unearned revenue).

“Net Working Capital Adjustment Amount” means the difference between (a) Net Working Capital and (b) the Target Net Working Capital.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of the Company.

“Outstanding Transaction Expenses” means the amount of any Transaction Expenses unpaid and outstanding as of immediately prior to the Closing.

“party” means a signatory to this Agreement other than the Seller Representative.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; (b) Liens for current taxes not yet due and payable or Taxes being contested in good faith by any appropriate proceeding for which adequate reserves have been established; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) Liens with respect to any Indebtedness, only to the extent such liens described in this clause (d) are released in connection with and prior to the Closing; and (e) licenses entered into in the Ordinary Course of Business.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by the Company and used or useful, or intended for use, in the conduct or operations of the Company’s business.

“Preferred Stock” means the Series A Preferred Stock and Junior Series A-1 Preferred Stock.

“Preferred Stockholder” means a holder of shares of Preferred Stock.

“Preferred Stock Accruing Dividend Amount” mean, with respect to each share of Preferred Stock, the amount determined by (a) $1.20, multiplied by (b) eight percent (8%), multiplied by (c) the quotient obtained by dividing (i) the number of days between the Closing Date and the date such share was issued by (ii) 365,

“Preferred Stock Preference Amount” means, with respect to each share of Preferred Stock, the amount determined by adding (a) $1.20 and (b) such share’s Preferred Stock Accruing Dividend Amount.

“Product Milestone” means ***.

“Product Milestone Payment” means an amount in cash equal to Four Million Five Hundred Thousand Dollars ($4,500,000).

“Pro Rata Common Equivalent Share” means, with respect to each Seller, the percentage calculated by dividing (i) the amount actually received by such Seller pursuant to Section 1.3(b) by (ii) the amount actually received by all Sellers pursuant to Section 1.3(b).

“Pro Rata Indemnity Share” means, with respect to each Seller, the percentage calculated by dividing (i) the amount of Purchase Price actually received by such Seller by (ii) the amount of Purchase Price actually received by all Sellers.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representative Amount” means an amount equal to Seventy Five Thousand Dollars ($75,000).

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

*** Illustrates the portion of the agreement that is confidential information

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of the Company.

“Target Net Working Capital” means an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Transaction Expenses” means the aggregate of all fees and expenses payable by any Seller or the Company in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) to legal counsel, accountants, investment bankers, financial advisors, brokers, or finders; provided, however, notwithstanding the foregoing, Transaction Expenses shall not include any item included in the calculation of (i) Net Working Capital and (ii) Indebtedness.

2.        Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
2019 Astero Revenue	2.1(a)	Estimated Closing Purchase Price	1.4
2019 Earnout Payment	2.1(a)	Exempted Losses	9.5
2019 Revenue Target	2.1(a)	Expenses	8.3
2020 Astero Revenue	2.1(b)	Federal Securities Laws	6.7
2020 Earnout Payment	2.1(b)	Final Statement	1.5(c)
2020 Revenue Target	2.1(b)	Financial Statements	4.7
2021 Astero Revenue	2.1(c)	Indemnification Cap	9.5
2021 Earnout Payment	2.1(c)	Indemnitee	9.4(a)
2021 Revenue Target	2.1(c)	Indemnitor	9.4(a)
AAA	10.16	Indemnity Escrow Account	1.3(c)
AAA Procedures	10.16	Indemnity Escrow Amount	1.3(c)
Adjustment Amount	1.5(d)	Interim Period	6.2(a)
Aggregate Preference Amount	1.3(a)	IP Licenses	4.13(a)
Agreement	Preamble	Leased Premises	4.12
Associated Rights	10.15	Leases	4.12
Bank Account	4.24	Loss	9.2
Basket	9.5	Non-Competition Agreement	7.3(d)(vi)
Breaching Seller	2.5	Noncompliance Period	2.5
Buyer	Preamble	Orrick	10.15
Buyer Closing Statement	1.5(a)	Outbound IP License	4.13(c)
Buyer Disclosure Schedules	ARTICLE V	Outside Date	8.1(b)
Buyer Indemnified Parties	9.2	Personal Property Leases	4.11
Buyer Material Adverse Effect	5.1	Protected Communications	10.15
***	1.6	Product Milestone Escrow Account	1.3(c)
Change of Control Transaction	2.6(b)	Product Milestone Escrow Amount	1.3(c)
Closing	3.1	***	1.6
Closing Date	3.1	Purchase Price	1.2
Closing Filing	6.6(b)	Purchased Shares	1.1
Closing Press Release	6.6(b)	Registered IP	4.13(a)
Company	Preamble	Related Person	4.23
Company Disclosure Schedules	ARTICLE IV	Resolution Period	10.16
Continuing Employees	6.12	Section 409A Plan	4.20(f)
Cumulative Astero Revenue	2.1(d)	Seller Indemnified Parties	9.3
Cumulative Earnout Payment	2.1(d)	Seller Parties	Preamble
Cumulative Revenue Target	2.1(d)	Seller Representative	10.14(a)
Dispute	10.16	Sellers	Preamble
Earnout Payments	2.1(d)	Significant Company Stockholders	7.3(d)(vi)
Earnout Period	2.1	Signing Filing	6.6(b)
Earnout Statement	2.2	Signing Press Release	6.6(b)
Earnout Year	2.1	Special Reps	9.1
Employment Agreements	7.3(d)(vii)	Survival Date	9.1
Escrow Account	1.3(c)	Top Customers	4.25
Escrow Agent	1.3(c)	Transfer Taxes	6.11(e)
Escrow Agreement	1.3(c)
Escrow Amount	1.3(c)
Estimated Closing Statement	1.4
Top Suppliers	4.25

*** Illustrates the portion of the agreement that is confidential information